Filed Pursuant to Rule 424(b)(5)
Registration No. 333-255104
Prospectus Supplement
(To prospectus dated May 12, 2021)
1,666,667 Shares

Riley Exploration Permian, Inc.
Common Stock
We are offering 1,666,667 shares of common stock, par value $0.001 per share.
Our common stock is listed on the NYSE American under the symbol “REPX.” On June 29, 2021, the last reported sale price of our common stock on the NYSE American was $37.19 per share.
You should read this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference carefully before you invest in our common stock. Investing in our common stock involves risks. See “Risk Factors” beginning on page S-7 for a discussion of certain risks that you should consider in connection with an investment in our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share	Total
Public Offering Price	$30.00	$50,000,010
Underwriting Discounts(1)	$1.80	$3,000,000
Proceeds to us, before expenses	$28.20	$47,000,010
(1)
See “Underwriting (Conflicts of Interest)” beginning on page S-18 of this prospectus supplement for additional information regarding total underwriting compensation. For example, we have agreed to reimburse the underwriters for certain expenses.

We have granted the underwriters the right to purchase up to 250,000 additional shares of common stock at the public offering price, less underwriting discounts and commissions. The underwriters can exercise this right at any time within 30 days from the date of this prospectus supplement. If the underwriters exercise this option in full, the total underwriting discounts and commissions payable by us will be $3,450,000 and the total proceeds to us from this offering, before expenses, will be $54,050,000.
Delivery of the shares of common stock will be made through the book-entry facilities of Continental Stock Transfer & Trust Company, LLC. We anticipate that delivery of the shares of common stock will be made on or about July 2, 2021, subject to customary closing conditions.
Sole Book-Running Manager
Truist Securities
Lead Manager
Roth Capital Partners
Co-Manager
Seaport Global Securities
The date of this prospectus supplement is June 30, 2021.

PROSPECTUS SUPPLEMENT
PROSPECTUS
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement and the documents incorporated by reference herein, which describes the specific terms of this offering of our common stock. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to our common stock or this offering. If the information relating to the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.
You should rely only on the information contained in this prospectus supplement or the accompanying base prospectus, or incorporated by reference herein. We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying base prospectus were made solely for the benefit of the parties to such agreement on the date thereof, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made or expressly referenced therein.
We have not authorized, and the underwriters have not authorized, anyone to provide you with information that is different from the information in this prospectus supplement or the accompanying base prospectus, or incorporated by reference herein. Such information is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying base prospectus or of any sale of our securities. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement and the accompanying base prospectus.
We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying base prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying base prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement and the accompanying base prospectus outside the United States. This prospectus supplement and the accompanying base prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying base prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
In this prospectus supplement, “Riley Permian,” the “Company,” “we,” “us,” “our” or “ours” refer to Riley Exploration Permian, Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements, and other information with the SEC. The SEC maintains a web site, located at www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically. You may also inspect our SEC records at our website at www.rileypermian.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of this prospectus supplement, the accompanying base prospectus or any other report or document we file with or furnish to the SEC.
S-ii

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update and may replace information in this prospectus supplement, until the termination of the offering of the securities described in this prospectus supplement.
The documents listed below and any future filings made by Riley Exploration Permian, Inc. with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding those furnished to the SEC on Form 8-K), including all such documents we may file with the SEC after the date of the initial registration and prior to the effectiveness of the registration statement, are incorporated by reference in this prospectus, until the termination of each offering under this prospectus supplement:
1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 30, 2021 (as amended on June 24, 2021);
2.	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 17, 2021;
3.
Current Reports on Form 8-K, as filed with the SEC on January 22, 2021, February 16, 2021, February 18, 2021, February 25, 2021; March 4, 2021 (as amended on April 22, 2021), March 4, 2021, March 5, 2021, March 15, 2021, April 7, 2021, April 16, 2021, and May 11, 2021 (as amended on May 17, 2021) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 and related exhibits furnished under Item 9.01); and

4.
The description of our securities contained in the Registration Statement on Form 10-SB12G filed August 7, 1997 (File No. 000-29386) and any amendment or report filed with the Commission for the purpose of updating such description.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You should direct requests for documents to us at the following address:
Riley Exploration Permian, Inc.
29 E. Reno Avenue, Suite 500
Oklahoma City, OK 73104
Attention: Philip Riley
S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained in this prospectus supplement that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, need for financing, competitive position and potential growth opportunities. Our forward-looking statements do not consider the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believes,” “intends,” “may,” “should,” “anticipates,” “expects,” “could,” “plans,” “estimates,” “projects,” “targets” or comparable terminology or by discussions of strategy or trends. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve risks and uncertainties that could significantly affect expected results, and actual future results could differ materially from those described in such forward-looking statements.
Among the factors that could cause actual future results to differ materially are the risks and uncertainties discussed in this prospectus supplement and in our annual report on Form 10-K for the year ended December 31, 2020 and our quarterly report on Form 10-Q for the quarter ended March 31, 2021. While it is not possible to identify all factors, we continue to face many risks and uncertainties including, but not limited to:
•	fluctuations in the price we receive for our oil, gas, and NGL production, including local market price differentials;
•
the impact of the COVID-19 pandemic, including reduced demand for oil and natural gas, economic slowdown, governmental and societal actions taken in response to the COVID-19 pandemic, and stay-at-home orders or illness that may cause interruptions to our operations;

•
cost and availability of gathering, pipeline, refining, transportation and other midstream and downstream activities and our ability to sell oil, gas, and NGLs, which may be negatively impacted by the COVID-19 pandemic;

•	severe weather and other risks and lead to a lack of any available markets;
•	risks related to our recently completed merger, including challenges associated with integrating operations and diversion of management’s attention to merger-related issues;
•	our ability to successfully complete mergers, acquisitions and divestitures;
•	risks relating to our operations, including development drilling and testing results and performance of acquired properties and newly drilled wells;
•	any reduction in our borrowing base from time to time and our ability to repay any excess borrowings as a result of such reduction;
•	the impact of our derivative instruments and hedging activities;
•	continuing compliance with the financial covenants contained in our credit agreement;
•	the loss of certain federal income tax deductions;
•	risks associated with executing our business strategy, including any changes in our strategy;
•	inability to prove up undeveloped acreage and maintaining production on leases;
•	risks associated with concentration of operations in one major geographic area;
•	deviations from our forecasts and budgets, including our 2021 capital expenditure budget;
•	the ability of the members of the Organization of Petroleum Exporting Countries (“OPEC”) and other oil exporting nations to agree to, adhere to and maintain oil price and production controls;
S-iv

•
legislative or regulatory changes, including initiatives related to hydraulic fracturing, emissions, and disposal of produced water, which may be negatively impacted by the recent change in Presidential administration or legislatures;

•
the ability to receive drilling and other permits or approvals and rights-of-way in a timely manner (or at all), which may be negatively impacted by the impact of COVID-19 restrictions on regulatory employees who process and approve permits, other approvals and rights-of-way and which may be restricted by new Presidential and Secretarial orders and regulation and legislation;

•	risks related to litigation; and
•	cybersecurity threats, technology system failures and data security issues.
All forward-looking statements speak only as of the date of this prospectus supplement. We do not undertake any obligation to publicly release any revisions to these forward-looking statements regarding new information, future events or otherwise, except as required by applicable securities laws. You should not place undue reliance on these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus supplement are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied by the forward-looking statements.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and the price and cost assumptions made by our reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ from the quantities of oil and natural gas that are ultimately recovered.
S-v

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information about us and our common stock being offered by this prospectus supplement. This summary is not complete and may not contain all of the information that you should consider prior to investing in our securities. For a more complete understanding of our Company, we encourage you to read this prospectus supplement, including the information incorporated by reference in this prospectus supplement and the other documents to which we have referred you.
Riley Exploration Permian, Inc.
Our Business Strategy
Riley Permian is an independent energy company with operations focused primarily in the Permian Basin. Our corporate objective is to build a premier energy company and maximize shareholder value by:
•	Growing within the limits of capital allocation discipline and the prudent use of leverage;
•	Returning capital to shareholders through a quarterly dividend; and
•	Positioning the Company for new growth opportunities in conjunction with a transitioning energy industry.
Our core asset produces primarily oil from a conventional reservoir, and located in Yoakum County, Texas, on the Northwest Shelf of the Permian Basin. We are developing this asset through the application of horizontal drilling and modern completion techniques. By the nature of our conventional assets’ lower-decline profile, we can typically maintain production with modest capital reinvestment. This lower reinvestment rate allows us to adapt to the market environment more ably and maximize an efficient use of capital. Free cash flow generated in excess of maintenance capital expenditures provides us optionality to (i) manage production growth prudently; (ii) pay a quarterly cash dividend; and (iii) reduce borrowings or increase our cash position.
We will pursue organic growth in developing undrilled locations within our existing assets. Additionally, we may consider new asset opportunities (i) with favorable reservoir and geological characteristics primarily for oil development, (ii) that offer large contiguous acreage positions with significant untapped potential in terms of ultimate recoverable reserves, and (iii) with a high degree of operational control. We may also consider mergers and acquisitions of other assets or companies that we believe may offer attractive value and return profiles as well as scale efficiencies or synergies. As a company we seek to optimize our performance, cost structure and margins, and to transparently report such performance metrics to shareholders.
Recent Developments
EOR Project
The Company began initial operations during May 2021 on its enhanced oil recovery (“EOR”) project, which will utilize a combination of water and CO2 injection, applied to horizontal producing wells at its core asset in Yoakum County, Texas the (“EOR Project”). This asset is directly adjacent to several of the largest EOR projects in the U.S. and which have employed EOR techniques for many decades. Further, Riley Permian has a goal to use anthropogenic sources of CO2 (ACO2) for our EOR project, in accord with international calls for reducing emissions and CO2, and which fits our goal of producing lower-carbon barrels of oil. More broadly, this EOR project and the goal of using of ACO2 may help position the Company to participate in new projects as part of the energy transition, further diversifying our business model.
Corporate Information
Our executive offices are located at 29 E. Reno Ave., Suite 500 Oklahoma City, Oklahoma 73104, and the phone number at this address is (405) 415-8699. Our website address is www.rileypermian.com. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus supplement. We make our periodic reports and other information filed with or furnished to the SEC available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Our common stock is publicly-traded on the NYSE American under the symbol “REPX.”

The Offering
The summary below describes the principal terms of this offering of shares of our common stock. See “Description of Capital Stock” for a more detailed description of the shares of our common stock being offered.
Issuer
Riley Exploration Permian, Inc.
Shares of Common Stock Offered
1,666,667 shares (1,916,667 shares if the underwriters’ option to purchase additional shares is exercised in full).
Option to Purchase Additional Shares
The underwriters have the option to purchase up to an additional 250,000 shares of our common stock from us, at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus supplement within 30 days from the date of this prospectus supplement.
Shares of common stock outstanding following this offering(1)
19,688,188 shares (19,938,188 shares if the underwriters exercise their option to purchase additional shares in full).
Use of proceeds
We expect the net proceeds from this offering to be approximately $46.7 million (or approximately $53.7 million if the underwriters exercise their option to purchase additional 250,000 shares in full), after deducting the underwriting discount and estimated fees and expenses.
The Company intends to use approximately $25 million of the net proceeds from this offering to fund drilling and infrastructure for the Company’s EOR Project. Please read the “Prospectus Supplement Summary—Recent Developments—EOR Project” section in this prospectus supplement for more information regarding the EOR Project. The Company intends to use the remaining net proceeds from this offering for working capital purposes and other general corporate purposes, which may include financing of capital expenditures, financing acquisitions or investments, repayment or refinancing of outstanding debt, financing other business opportunities, and working capital purposes. See “Use of Proceeds.”
Dividend Policy
We anticipate paying quarterly cash dividends on our common stock in amounts determined from time to time by our board of directors. The payment of future dividends, if any, will be determined by our board of directors in light of conditions then existing, including our earnings, financial condition, capital requirements, restrictions in financing agreements, business conditions and other factors. See “Dividend Policy” below for further information.
Conflicts of Interest
We may use a portion of the net proceeds of this offering to repay indebtedness owed by us to affiliates of Truist Securities, Inc. that are lenders under our
(1)	The number of shares outstanding following the offering includes 196,342 shares of our common stock issued pursuant to our 2021 Long Term Incentive Plan on April 1, 2021.

revolving credit facility. See “Use of Proceeds.” Because such repayment may constitute 5% or more of the net proceeds of this offering, this offering will be conducted in compliance with the applicable provisions of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. See “Underwriting (Conflicts of Interest)— Relationships with Underwriters—Conflicts of Interest.”
Risk Factors
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-7 in this prospectus supplement and in the documents incorporated herein by reference for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.
NYSE American symbol
REPX.

SUMMARY OPERATING AND FINANCIAL DATA
The following tables present summary historical financial data derived from the consolidated financial statements of Riley Exploration-Permian, LLC (“REP, LLC”). Refer to “About Riley Exploration Permian, Inc. –The Merger” in the base prospectus regarding our recent merger with REP, LLC, which could impact the comparability of the following data. The following data is only a summary and should be read with REP, LLC’s historical consolidated financial statements and related notes, which are incorporated by reference into this prospectus supplement.
($ in thousands, except per Boe data)	For the Six Months Ending March 31,		For the Fiscal Year Ending September 30,
	2021	2020	2020	2019	2018
Production
Oil, MBbls	1,090	1,077	2,060	1,975	1,195
Natural Gas, MMcf	1,063	762	1,628	886	197
Natural Gas Liquids, MBbls	177	119	260	135	41
Total Equivalent, Mboe	1,445	1,323	2,592	2,258	1,269
Total Daily Equivalent, Mboe/d	7.94	7.23	7.10	6.19	3.48

Total Revenues	$60,273	$54,955	$76,933	$102,996	$69,872
Income from Operations	13,715	19,792	7,285	31,488	18,127
Net Income (Loss)	(59,819)	68,212	35,144	51,866	(723)
Adjusted EBITDAX(1)	42,905	39,528	68,387	62,709	37,184

All-In Cash Operating Costs(2)	$22,108	$23,789	$40,648	$45,704	$30,133
All-In Cash Operating Costs per Boe(2)	$15.30	$17.98	$15.68	$20.24	$23.75

Cash Flow from Operating Activities – Continuing Operations	$38,146	$36,252	$62,550	$52,007	$38,619
Additions to Oil & Natural Gas Properties	(17,133)	(33,712)	(47,183)	(77,557)	(68,581)
Additions to Other Properties and Equipment	(380)	(53)	(228)	(485)	(301)
Free Cash Flow(3)	20,633	2,487	15,139	(26,035)	(30,263)
(1)
REPX defines “Adjusted EBITDAX” as net income (loss) adjusted for certain cash and non-cash items, including depreciation, depletion, amortization and accretion, or DD&A, impairment of long-lived assets, provision for the carrying value of assets, loss on discontinued operations, exploration expenses, unrealized (gain) loss on commodity derivative contracts, premiums paid for derivatives that settled during the period, unit-based and stock-based compensation expense, amortization of debt discount and debt issuance costs included in interest expense, interest expense, income taxes, transaction costs and restructuring costs.

(2)
REPX defines “All-In Cash Operating Costs” as lease operating expenses plus production and ad valorem taxes, general and administrative expense (excluding stock-based and unit-based compensation), and interest expense.

(3)	REPX defines “Free Cash Flow” as Cash Flow from Operations – Continuing Operations, less cash capital expenditures, incurred or committed.
Non-GAAP Financial Measures
The non-GAAP financial measures of Adjusted EBITDAX, All-In Cash Operating Costs, and Free Cash Flow, as defined and presented below, are intended to provide readers with meaningful information that supplements our financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, these non-GAAP measures should only be considered in conjunction with financial statements and disclosures prepared in accordance with GAAP and should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss or any other GAAP measure of financial position or results of operations. Adjusted EBITDAX is presented herein and reconciled from the GAAP measure of net (loss) income because of its wide acceptance by the investment community as a financial indicator; All-In Cash Operating Costs is presented herein because of its wide acceptance by the investment community as a financial indicator; and Free Cash Flow is presented herein and reconciled from the GAAP measure of Cash Flow from Operations – Continuing Operations because of is wide acceptance by the investment community as a financial indicator..

The non-GAAP financial measure of Adjusted EBITDAX (as defined below), as calculated by us below, is intended to provide readers with meaningful information that supplements our financial statements prepared in accordance with GAAP. Further, these non-GAAP measures should only be considered in conjunction with financial statements and disclosures prepared in accordance with GAAP and should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss or any other GAAP measure of financial position or results of operations. Adjusted EBITDAX is presented herein and reconciled from the GAAP measure of net (loss) income because of its wide acceptance by the investment community as a financial indicator.
Riley Permian defines “Adjusted EBITDAX” as net income (loss) adjusted for certain cash and non-cash items, including depletion, depreciation, amortization and accretion, or DD&A, impairment expense, provision for the carrying value of assets, loss on discontinued operations, exploration expenses, unrealized loss (gain) commodity derivative contracts, premiums paid for derivatives that settled during the period, unit-based and stock-based compensation expense, amortization of debt discount and debt issuance costs included in interest expense, interest expense, income taxes, transaction costs and restructuring costs.
We believe Adjusted EBITDAX is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within Riley Permian’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, hedging strategy and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX.
The following table provides a reconciliation from the GAAP measure of Net Income (Loss) to Adjusted EBITDAX.
Adjusted EBITDAX:
($ in thousands)	For the Six Months Ending March 31,		For the Fiscal Year Ending September 30,
	2021	2020	2020	2019	2018
Net Income (Loss)	$(59,819)	$68,212	$35,144	$51,866	$(723)
Loss on Discontinued Operations	18,606	—	—	—	—
Exploration expense	5,897	2,474	9,923	5,074	5,992
Depletion, depreciation, amortization and accretion	12,241	10,992	21,479	20,182	15,714
Unit-based compensation expense	689	359	963	898	4,000
Stock-based compensation expense	4,571	—	—	—	—
Interest expense	2,400	2,784	5,299	4,924	1,707
Unrealized (Gain) Loss on Derivatives	41,391	(45,712)	(6,962)	(26,198)	9,616
Income Tax Expense	13,716	—	718	1,410	—
Transaction Costs	3,213	27	1,431	4,553	878
Restructuring Costs	—	392	392	—	—
Adjusted EBITDAX	$42,905	$39,528	$68,387	$62,709	$37,184
All-In Cash Operating Costs is a measure that we use as an indicator of our total cash-based cost of production and operations. We define “All-In Cash Operating Costs” as lease operating expenses plus production taxes, general and administrative expense (excluding stock-based and unit-based compensation), and interest expense. Management believes that All-In Operating Cash Costs is an important financial measure for use in evaluating the Company’s operating and financial performance. All-In Cash Operating Costs should be considered in addition to, rather than as a substitute for, Total Costs and Expenses.

The following table provides details of All-In Cash Operating Costs for the periods indicated:
All-In Cash Operating Costs:
($000s, except per Boe data)	For the Six Months Ending March 31,		For the Fiscal Year Ending September 30,
	2021	2020	2020	2019	2018
Lease operating expense	$11,569	$11,757	$20,997	$23,808	$11,044
Production taxes	2,998	2,515	3,526	4,804	3,207
General and administrative expense (excluding stock-based and unit-based compensation)	5,141	6,733	10,826	12,168	14,175
Interest Expense	2,400	2,784	5,299	4,924	1,707
All-In Cash Operating Costs	$22,108	$23,789	$40,648	$45,704	$30,133
Total production (MBoe)(1)(2)	1,445	1,323	2,592	2,258	1,269
All-In Cash Operating Costs per Boe	$15.30	$17.98	$15.68	$20.24	$23.75
(1)	Represents reported sales volumes.
(2)	Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equals one barrel of oil equivalent (Boe).
Free Cash Flow is a measure that we use as an indicator of our ability to fund our development activities and generate excess cash for other corporate purposes. We define Free Cash Flow as Cash Flow from Operations – Continuing Operations, less cash capital expenditures, incurred or committed.
Management believes that Free Cash Flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company’s financial performance. Free Cash Flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
The following table provides a reconciliation of Cash Flow from Operations – Continuing Operations to Free Cash Flow for the periods indicated:
($ in thousands)	For the Six Months Ending March 31,		For the Fiscal Year Ending September 30,
	2021	2020	2020	2019	2018
Cash Flow from Operating Activities – Continuing Operations	$38,146	$36,252	$62,550	$52,007	$38,619
Additions to Oil & Natural Gas Properties	(17,133)	(33,712)	(47,183)	(77,557)	(68,581)
Additions to Other Properties and Equipment	(380)	(53)	(228)	(485)	(301)
Free Cash Flow	20,633	2,487	15,139	(26,035)	(30,263)

RISK FACTORS
Investing in our common stock involves a high degree of risk. In addition to the risk factors set forth below, you should carefully consider the risk factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the six months ended March 31, 2021, and other filings we make with the SEC, which are incorporated by reference in this prospectus supplement, and the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus prior to making an investment in our common stock. If any of the described risks were actually to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. Please read “Cautionary Statement Regarding Forward-Looking Statements.”
The risks described below and those risks described in documents incorporated by reference into this prospectus supplement are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also adversely affect our business operations.
Risks Related to this Offering
You may experience significant dilution as a result of this offering and additional issuances of our securities, which could materially and adversely affect the market price of our common stock.
Our First Amended and Restated Certificate of Incorporation permits our board of directors to authorize, without stockholder approval, the issuance of additional shares of common stock or one or more series of preferred stock. We may, from time to time and at any time, seek to offer and sell common stock, preferred stock or other securities, including sales of common stock in this offering, based on market conditions and other factors that may be beyond our control.
This offering may have a dilutive effect on our earnings per share after giving effect to the issuance of our common stock in this offering and the receipt of the expected net proceeds. The actual amount of dilution from this offering, or from any future offering of common or preferred stock, will be based on numerous factors and cannot be determined at this time. In addition, the sales agent will not engage in any transactions that stabilize the price of our common stock. The market price of our common stock could decline as a result of sales of shares of our equity securities in the market pursuant to this offering, or otherwise, or as a result of the perception or expectation that those sales could occur.
The market price of our common stock may be volatile, and your investment in our stock could suffer a decline in value.
The prices we receive for our oil, NGL and natural gas production heavily influence our revenue, profitability, access to capital and future rate of growth, and thus affect the market price of our common stock. Oil, NGL and natural gas are commodities, and therefore their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the market for oil, NGL and natural gas has been volatile, and this volatility exhibited a negative trend in recent years. Oil, NGL and natural gas prices will likely continue to be volatile in the future and will depend on numerous factors beyond our control. In addition to these commodity prices, the market price of our common stock could fluctuate significantly due to a number of factors, including, but not limited to:
•	our operating and financial performance and drilling locations, including reserve estimates;
•	actual or anticipated fluctuations in our quarterly results of operations, and financial indicators, such as net income, cash flow and revenues;
•	our failure to meet revenue, reserves or earnings estimates by research analysts or other investors;
•	the public reaction to our press releases, our other public announcements and our filings with the SEC;
•	strategic actions by our competitors or competition for, among other things, capital, acquisition of reserves, undeveloped land and skilled personnel;
•	publication of research reports about us or the oil and natural gas exploration and production industry generally;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;
•	the failure of research analysts to cover our common stock;
•	increases in market interest rates or funding rates, which may increase our cost of capital;
•	changes in market valuations of similar companies to us;
•	changes in accounting principles, policies, guidance, interpretations or standards;
•	general market conditions, including fluctuations in commodity prices;
•	domestic and international political, economic, legal and regulatory factors unrelated to our performance;
•	the trading volume of our common stock;
•	future sales of our common stock by us, directors, executives and significant stockholders;
•	changes in accounting standards, policies, guidance, interpretations or principles; and
•	the realization of any risks described under this “Risk Factors” section and the other risk factors incorporated by reference herein.
The market price of our common stock could decline if securities analysts do not publish research or reports about our company, or if they issue unfavorable coverage about us or our industry or downgrade the outlook of our common stock.
The trading market for our common stock will depend in part on the research and reports that third-party securities analysts publish about our company and our industry. One or more analysts could downgrade the outlook for our common stock or issue other negative commentary about our company or our industry. Furthermore, if one or more of these analysts cease coverage of our company, we could lose visibility in the market. As a result of one or more of these factors, the market price of our common stock could decline and cause you to lose all or a portion of your investment.
Future sales or the possibility of future sales of a substantial amount of our common stock or the issuance of securities senior to our common stock could adversely affect the price per share of our common stock and our ability to raise funds in new stock offerings.
Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of, or pay for acquisitions using, equity securities.
We may issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments and pursuant to compensation and incentive plans. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of our common stock or other securities issued in connection with any such acquisitions and investments.
We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued in connection with an acquisition or compensation or incentive plan), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock. If the price per share at which we sell additional shares of our common stock or related securities in future transactions is less than the price per share in this offering, then investors who purchase our common stock in this offering will suffer a dilution of their investment.
The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our common stock.
We, all of our directors and executive officers and our affiliate shareholders owning in the aggregate approximately 85% of our shares of common stock prior to this offering have entered or will enter into lock-up agreements pursuant to which we and they will be subject to certain restrictions with respect to the sale or other disposition of our common stock for a period of 90 days (or 60 days, in the case of such affiliate shareholders). Truist Securities, Inc., at any time and without notice, may release all or any portion of the common stock subject to the foregoing lock-up agreements. See “Underwriting (Conflicts of Interest)” for more information on these agreements. If the restrictions under the lock-up agreements are waived, then the common stock, subject to compliance with the Securities Act or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of our common stock to decline and impair our ability to raise capital.
The failure to produce sufficient oil from the Company's EOR Project could have a material adverse effect on the Company's financial condition, results of operations or cash flows.
Oil production from the Company's EOR project depends largely on having access to sufficient amounts of naturally occurring or anthropogenic CO2. The Company's ability to produce oil from its EOR projects would be hindered if the supply of CO2 was limited due to, among other things, problems with current CO2 producing wells and facilities, including compression equipment, catastrophic pipeline failure or the ability to economically purchase naturally occurring or anthropogenic CO2. Future oil production from its EOR operations is dependent on the timing, volumes and location of CO2 injections and, in particular, the Company's ability to obtain sufficient volumes of CO2. Market conditions may cause the delay or cancellation of the development of naturally occurring CO2 sources or construction of plants that produce anthropogenic CO2 as a byproduct that can be purchased, thus limiting the amount of CO2 available for use in the Company's EOR operations. Failure to obtain a sufficient supply of CO2 would impair the Company's ability to produce sufficient oil from the Company's EOR Project, which could have a material adverse effect on the Company's financial condition, results of operations or cash flows.
Our management has broad discretion in the use of the net proceeds of this offering.
All of the net proceeds from this offering will be used, as determined by management in its sole discretion, as described in “Use of Proceeds.” Our management will have broad discretion over the use and investment of the net proceeds of this offering and there is no assurance that management’s chosen application of proceeds will yield intended results. You will not have the opportunity, as part of your investment decision, to assess whether the net proceeds from this offering are being used appropriately.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $46.7 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters exercise their option to purchase additional shares of our common stock in full, we estimate the net proceeds from this offering will be approximately $53.7 million from the sale of shares of our common stock, after deducting estimated underwriting discounts and commissions.
The Company intends to use approximately $25 million of the net proceeds from this offering to fund drilling and infrastructure for the Company’s EOR Project. Please read the “Prospectus Supplement Summary — Recent Developments—EOR Project” section in this prospectus supplement for more information regarding the EOR Project. The Company intends to use the remaining net proceeds from this offering for working capital purposes and other general corporate purposes, which may include financing of capital expenditures, financing acquisitions or investments, repayment or refinancing of outstanding debt, financing other business opportunities, and working capital purposes.
The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. As a result, our management will have broad discretion regarding the timing and application of the net proceeds from this offering.
Affiliates of certain of the underwriters are lenders under our credit facility and therefore, may receive a portion of the net proceeds of this offering through any repayment of borrowings under our credit facility. Please read “Underwriting (Conflicts of Interest).”
CAPITALIZATION
The following table sets forth our cash and cash equivalents and consolidated capitalization as of March 31, 2021:
•	on an actual basis; and
•
on an as adjusted basis to give effect to the receipt of the estimated net proceeds of $46.7 million from the sale of shares of our common stock after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table does not reflect the issuance of up to an additional 250,000 shares of our common stock that may be sold to the underwriters upon exercise of their option to purchase additional common shares.
You should read the following table together with “Description of Capital Stock” beginning on page S-11 of this prospectus supplement, and our financial statements and related notes to those statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, which is incorporated by reference into this prospectus supplement.
	As of March 31, 2021
	Actual	As Adjusted
	(in thousands, except share amounts)
Cash and cash equivalents	$10,062	56,730
Revolving Credit Facility	$97,500	97,500
Stockholders’ equity:
Common Stock, $0.001 par value 240,000,000 authorized; 17,825,179 (actual) and 19,688,188(1) (as adjusted) shares issued and outstanding	18	20
Preferred Stock, $0.0001 par value 25,000,000 authorized; no shares issued and outstanding (actual or as adjusted)	—	—
Additional paid-in capital	218,974	265,640
Retained earnings (accumulated deficit)	(37,752)	(37,752)
Total stockholders’ equity	$181,240	227,908
Total capitalization	$278,740	325,408
(1)	The number of shares outstanding following the offering includes 196,342 shares of our common stock issued pursuant to our 2021 Long Term Incentive Plan on April 1, 2021.

DESCRIPTION OF CAPITAL STOCK
For a summary of our common stock and certain provisions of our First Amended and Restated Certificate of Incorporation, Second Amended and Restated Bylaws, and Delaware state law, please refer to “Description of Capital Stock” included in the accompanying base prospectus. This summary does not purport to be complete and is qualified in its entirety by the provisions of our First Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, copies of which have been previously filed with the SEC and are incorporated by reference in this prospectus supplement, and applicable provisions of Delaware state law.
DIVIDEND POLICY
We anticipate paying quarterly cash dividends on our common stock in amounts determined from time to time by our board of directors. The payment of future dividends, if any, will be determined by our board of directors in light of conditions then existing, including our earnings, financial condition, capital requirements, restrictions in financing agreements, business conditions and other factors.
You should read the following discussion of our cash dividend policy in conjunction with the specific assumptions included in this section. You should read “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.
We expect to pay quarterly dividends on our common stock in amounts determined from time to time by our board of directors. The declaration and payment of any dividends by us will be at the sole discretion of our board of directors, which may change our dividend policy at any time. Our board of directors will take into account:
•	general economic and business conditions;
•	our financial condition and operating results;
•	our free cash flow and current and anticipated cash needs;
•	our capital requirements;
•	legal, tax, regulatory, and contractual (including under our credit facility) restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us; and
•	such other factors as our board of directors may deem relevant.
We do not have a legal obligation to pay dividends at any rate or at all, and there is no guarantee that we will declare or pay quarterly cash dividends to our common stockholders. If we do not have sufficient cash at the end of each quarter, we may, but are under no obligation to, borrow funds to pay the dividends established by our dividend policy to our common stockholders.
The operating and financial restrictions and covenants in our credit facility restrict, and any future financing agreements likely will restrict, our ability to pay dividends, finance future operations or capital needs, or engage, expand, or pursue our business activities. Specifically, our current credit facility restricts our ability to pay dividends to our stockholders unless the total net leverage ratio is less than 2.75 to 1.0, the total revolving credit exposures under the credit facility is equal to or less than 80% of the total revolving commitments, and no default or event of default then exists or would exist upon the payment of the dividend. Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of free cash flow and events or circumstances beyond our control, such as a downturn in our business or the economy in general or reduced oil, natural gas and NGL prices.
Furthermore, the amount of dividends we are able to pay in any quarter may be limited by Delaware General Corporation Law, which provides that a Delaware corporation may pay dividends only (i) out of the corporation’s surplus, which is defined as the excess, if any, of net assets (total assets less total liabilities) over capital, or (ii) if there is no surplus, out of the corporation’s net profit for the fiscal year in which the dividend is declared, or the preceding fiscal year.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
General
The following is a general discussion of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of shares of our common stock. This discussion assumes that a holder will hold our common stock issued pursuant to this offering as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances, including (i) any U.S. federal tax laws other than income tax laws, such as gift or estate tax laws, (ii) state, local or non-U.S. tax considerations or (iii) the tax considerations that may apply to certain investors that may be subject to special treatment under the U.S. federal income tax laws, including, without limitation, banks or other financial institutions, insurance companies, controlled foreign corporations, passive foreign investment companies or investors therein, brokers, dealers or traders in securities, grantor trusts, taxpayers who have elected mark-to-market accounting, tax-exempt or governmental entities, regulated investment companies, real estate investment trusts, persons liable for the alternative minimum tax, pension plans, former citizens or long-term residents of the United States or persons that will hold or dispose of shares of our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, constructive sale, conversion or other integrated investment or risk reduction transaction. Additionally, the discussion does not consider the tax treatment of entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities such as subchapter S corporations (or investors in such entities or arrangements).
This discussion is based on current provisions of the Code, applicable Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial opinions and published rulings of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax considerations discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax considerations discussed below or that any position taken by the IRS would not be sustained.
For purposes of this discussion, a “U.S. Holder” is any person or entity that, for U.S. federal income tax purposes, is: (i) a citizen or individual resident of the United States; (ii) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes. A “Non-U.S. Holder” means a beneficial owner of our common stock that is not a U.S. Holder or a partnership, or other entity treated as a partnership, or disregarded from its owner, each for U.S. federal income tax purposes.
The tax treatment of an entity or arrangement treated as a partnership for U.S. federal income tax purposes (and each partner or other member thereof) generally will depend upon the status and activities of the partnership and such partner or member. An entity or arrangement treated as a partnership considering an investment in shares of our common stock (and any partner or member thereof) should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to the purchase, ownership and disposition of shares of our common stock.
THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATED TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK AND IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME OR OTHER TAX LAWS AND ANY APPLICABLE TAX TREATY.

Distributions to U.S. Holders on Shares of Our Common Stock
We plan to make quarterly distributions on our common stock in accordance with our “Dividend Policy” described above. Such distributions will be treated as dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code, and will be includible in income by U.S. Holders and taxable as ordinary income when received. Any portion of a distribution that exceeds our current or accumulated earnings and profits will first be applied to reduce the U.S. Holder’s basis in shares of our common stock, and, to the extent such portion exceeds the U.S. Holder’s basis, the excess will be treated as gain from the disposition of shares of our common stock, the tax treatment of which is discussed below under the heading “Gain on Sale or Other Disposition by U.S. Holders of Shares of Our Common Stock.”
Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. Dividends received by a corporate U.S. Holder may be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.
Gain on Sale or Other Disposition by U.S. Holders of Shares of Our Common Stock
For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of the common stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.
Distributions to Non-U.S. Holders on Shares of Our Common Stock
We plan to make quarterly distributions on our common stock in accordance with our “Dividend Policy” described above. Such distributions will be treated as dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current or accumulated earnings and profits will first be applied to reduce the Non-U.S. Holder’s basis in shares of our common stock, and, to the extent such portion exceeds the Non-U.S. Holder’s basis, the excess will be treated as gain from the disposition of shares of our common stock, the tax treatment of which is discussed below under the heading “Gain on Sale or Other Disposition by Non-U.S. Holders of Shares of Our Common Stock.”
Generally, dividends paid in respect of shares of our common stock to a Non-U.S. Holder will be subject to U.S. withholding tax at a 30% rate, subject to the two following exceptions:
•
Dividends effectively connected with a trade or business of a Non-U.S. Holder within the U.S. (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.) generally will not be subject to withholding if the Non-U.S. Holder complies with applicable IRS certification and disclosure requirements and generally will be subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. In the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, such effectively connected income also may be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

•
The withholding tax may not apply, or may apply at a reduced rate, under the terms of an applicable tax treaty. Under Treasury Regulations, to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder generally will be required to satisfy applicable certification and other requirements. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Gain on Sale or Other Disposition by Non-U.S. Holders of Shares of Our Common Stock
Except as described in the discussion below under the heading, “Information Reporting and Backup Withholding Tax,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, or other taxable disposition of shares of our common stock, unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and, if subject to an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States;

•
in the case of an individual, the Non-U.S. Holder has been present in the United States for at least 183 days or more in the taxable year of disposition (and certain other conditions are satisfied); or

•
we are or have been a “U.S. real property holding corporation” (“USRPHC”), for U.S. federal income tax purposes (that is, a domestic corporation whose trade or business and real property assets consist primarily of “U.S. real property interests”) at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for its shares of our common stock and, if shares of our common stock are “regularly traded on an established securities market,” the Non-U.S. Holder held, directly or indirectly, at any time during such period, more than 5% of the issued and outstanding common stock.

Income that is effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Holder generally will be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. Holder. In addition, if such Non-U.S. Holder is a corporation, such gain may be subject to a branch profits tax at a rate of 30% (or such lower rate as is provided by an applicable income tax treaty).
If an individual Non-U.S. Holder is present in the U.S. for at least 183 days during the taxable year of disposition, the Non-U.S. Holder may be subject to a flat 30% tax on any U.S.-source gain derived from the sale, exchange, or other taxable disposition of shares of our common stock (other than gain effectively connected with a U.S. trade or business), which may be offset by U.S.-source capital losses.
It is likely that we are a USRPHC. As a result, any gain recognized by a Non-U.S. Holder on the sale, exchange, or other taxable disposition of our common stock may be subject to U.S. federal income tax in the same manner as gain recognized by a U.S. Holder (“FIRPTA Tax”). In addition, a Non-US. Holder may under certain circumstances be subject to withholding in an amount equal to 15% of the gross proceeds on the sale or disposition. If the Non-U.S. Holder files a U.S. federal income tax return, any amounts so withheld will generally be credited against, and refunded to the extent in excess of, any FIRPTA Tax such Non-U.S. Holder owes.
However, so long as our common stock is considered to be “regularly traded on an established securities market” (“regularly traded”) at any time during the calendar year, a Non-U.S. Holder generally will not be subject to FIRPTA Tax on any gain recognized on the sale or other disposition of our common stock unless the Non-U.S. Holder owned (actually or constructively) shares of our common stock with a fair market value of more than 5% of the total fair market value of our common stock at any time during the applicable period described in the third bullet point above. No withholding is required under these rules upon a sale or other taxable disposition of our common stock if it is considered to be regularly traded. If, on the other hand, our common stock is not considered to be regularly traded, a Non-U.S. Holder (regardless of the percentage of common stock owned) would be subject to FIRPTA Tax on any gain recognized on the sale or other taxable disposition of our common stock, and withholding on the gross proceeds thereof, regardless of the Non-U.S. Holder’s percentage ownership of our common stock. Non-U.S. Holders should consult their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.
Information Reporting and Backup Withholding Tax
Information returns may be filed with the IRS in connection with distributions on common stock, and the proceeds of a sale or other disposition of common stock. A non-exempt U.S. Holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-U.S. Holder generally will not be subject to information reporting or backup withholding with respect to payments of dividends on, or gross proceeds from the disposition of, shares of our common stock that are made within the United States or through certain U.S.-related financial intermediaries, provided that the Non-U.S. Holder satisfies certain conditions and duly certifies as to its non-U.S. status or otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside of the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a U.S. Person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a Non-U.S. Holder’s U.S. federal income tax liability, and a Non-U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and timely furnishing any required information. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them in their particular circumstances.
FATCA Withholding
Sections 1471 to 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) currently requires withholding at a rate of 30% on certain payments to foreign financial institutions, investment funds and other non-U.S. entities that fail to comply with information reporting and due diligence requirements in respect of their direct and indirect U.S. security holders and/or U.S. accountholders unless a specified exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Such payments would include dividends paid in respect of our common stock. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. The U.S. Treasury recently released proposed Treasury Regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed Treasury Regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued. The rules under FATCA are complex.
Prospective Non-U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in shares of our common stock.

CERTAIN BENEFIT PLAN AND IRA CONSIDERATIONS
The following is a summary of certain considerations associated with an investment in our common stock by (a) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (b) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Laws”); and (c) entities whose underlying assets are considered to include “plan assets” by reason of any of the foregoing plans, accounts or arrangements described in clause (a) or (b) investing in such entities (each of the foregoing described in clauses (a), (b) and (c) referred to herein as a “Plan”).
This summary is based on the provisions of ERISA and the Code, and the related regulations and administrative and judicial interpretations, as of the date hereof. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, administrative regulations, rulings or administrative pronouncements will not significantly modify the requirements summarized herein. Any such changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan that is subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Governmental plans (as defined in Section 3(32) of ERISA and Section 414(d) of the Code) and certain church plans (as defined in Section 3(33) of ERISA), while generally not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to other restrictions under applicable Similar Laws.
In considering an investment in our common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Law and whether the investment is permitted under the terms of the applicable documents governing the Plan.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans (including IRAs of individuals) from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Section 4975 of the Code, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.
The acquisition, holding or disposition of our common stock by an ERISA Plan with respect to which we, a sales agent, an initial purchaser or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the investment is acquired, held and disposed of in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the common stock. These class exemptions include, without limitation, PTCE 75-1, which exempts certain transactions between a Covered Plan and certain broker-dealers, reporting dealers and banks, PTCE 84-14, as amended, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank-maintained collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, certain statutory exemptions may be available, including Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code regarding transactions for “adequate consideration” with certain parties in interest that are service providers and not ERISA Plan fiduciaries.
Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring or holding our common stock in reliance on these or any other exemption should carefully review the exemption to ensure it is applicable to an investment in our common stock. There can be no assurance that all of the conditions of any such class or statutory exemptions will be satisfied. Because of the foregoing, our common stock should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase, holding and subsequent disposition will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or similar violation of any applicable Similar Law.
Representation
Each investor and subsequent transferee will be deemed to have represented and warranted that its acquisition and holding of our common stock will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Law.
The foregoing discussion is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed on persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons contemplating a purchase of our common stock on behalf of, or with the assets of, any Plan consult with their own counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the investment and any subsequent disposition thereof.
Investors have the exclusive responsibility for ensuring that their investment complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. Neither this discussion nor anything provided in this offering memorandum is or is intended to be investment advice directed at any potential Plan investors or Plan investors generally and such investors should consult and rely on their own counsel and advisers as to whether an investment in notes is suitable for the Plan.

UNDERWRITING
(CONFLICTS OF INTEREST)
Truist Securities, Inc. is acting as the sole book-running manager and as the representative of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement, which will be filed as an exhibit to the registration statement of which this prospectus supplement forms a part, we have agreed to sell to each of the underwriters named below the following number of shares of common stock shown opposite its name:
Underwriters	Number of Shares
Truist Securities, Inc.	1,333,334
Roth Capital Partners, LLC	250,000
Seaport Global Securities LLC	83,333
Total:	1,666,667
The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock in this offering if they are purchased, other than those shares covered by the underwriters’ option to purchase additional shares described below, subject to the satisfaction of the conditions contained in the underwriting agreement, including that:
•	the representations and warranties made by us to the underwriters are true;
•	there is no material change in our business or the financial markets; and
•	we deliver customary closing documents to the underwriters.
The representative of the underwriters has advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $1.08 per share. After the offering, the representative may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.
Discounts, Commissions and Expenses
The following table summarizes the underwriting discounts and commissions we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.
	Per Share		Total
	With No Exercise	With Full Exercise	With No Exercise	With Full Exercise
Underwriting Discounts and Commissions paid by us	$1.80	$1.80	$3,000,000	$3,450,000
We estimate that the expenses of the offering, not including underwriting discounts and commissions, will be approximately $330,000.
In addition to the underwriting discounts and commissions to be paid by us, we have agreed to reimburse the underwriters for certain of their out-of-pocket expenses incurred in connection with this offering, including, among other things, the reasonable fees and disbursements of counsel for the underwriters as set forth in the underwriting agreement and in connection with any required review of the offering by FINRA (including any filing fees in connection therewith), in an amount not greater than $25,000.
Option to Purchase Additional Shares
We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement, to purchase up to 250,000 additional shares at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s underwriting commitment in the offering as indicated in the table at the beginning of this “Underwriting (Conflicts of Interest)” section.
Lock-Up Agreements
We and all of our directors and executive officers, and our affiliate shareholders owning in the aggregate approximately 85% of our shares of common stock prior to this offering, have agreed that, without the prior written consent of Truist Securities, Inc. we and they will not directly or indirectly, (1) offer for sale, sell, issue, contract to sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock or other securities or securities convertible into or exchangeable for our common stock or other securities (other than shares sold in this offering), or with respect to us, sell or grant options, rights or warrants with respect to any shares of our common stock or other securities or securities convertible into or exchangeable for our common stock or other securities, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of our common stock or other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or other securities, in cash or otherwise, (3) requested and market conditions at the time securities or securities convertible, exercisable or exchangeable into our common stock or other securities, (4) file or cause to be filed a registration statement, including any amendments, with respect to the registration of any shares of our common stock or other securities or securities convertible, exercisable or exchangeable into our common stock or other securities (other than with respect to the Company, any registration statement on Form S-8), (5) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in securities of the Company or (6) publicly disclose the intention to do any of the foregoing for a period of 90 days (or 60 days in the case of our affiliate shareholders) after the date of this prospectus supplement.
Truist Securities, Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Truist Securities, Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.
Indemnification
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.
Stabilization, Short Positions and Penalty Bids
In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act.
•	Stabilizing transactions permit bids to purchase the underlying security under specified circumstances.
•
Overallotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.
•
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE American or otherwise and, if commenced, may be discontinued at any time. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.
Relationships with Underwriters (Conflicts of Interest)
An affiliate of Truist Securities, Inc. is a lender under our revolving credit facility and may receive 5% or more of the net proceeds of this offering due to the repayment of borrowings thereunder. The receipt of at least 5% of the net proceeds of this offering by an underwriter (or an affiliate) would be considered a “conflict of interest” under Financial Industry Regulatory Authority (“FINRA”) Rule 5121. As such, this offering is being conducted in compliance with FINRA Rule 5121, which requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(B), the appointment of a qualified independent underwriter is not necessary in connection with this offering as a bona fide public market exists in the shares of common stock, as that term is defined in the rule. See “Use of Proceeds.”
Other Relationships
Some of the underwriters and their affiliates have engaged, and may from time to time in the future engage, in transactions with, and perform services for, us, such as other commercial banking and lending services, including as a future lender under our revolving credit facility, investment banking and financial advisory services, fairness opinions and other similar services, including those that may be provided in connection with any acquisitions or investments we may make, for which they have received, or may in the future receive, customary compensation. Additionally, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.
Electronic Offer, Sale and Distribution of Shares
A prospectus supplement in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. In addition, one or more of the underwriters participating in this offering may distribute prospectus supplements electronically. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
Selling Restrictions
General
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.
Notice To Prospective Investors In The European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:
•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.
The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the representative has authorized, nor does either authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.
For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
Notice To Prospective Investors In The United Kingdom
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.
Notice To Prospective Investors In Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Transfer Agent and Registrar
Continental Stock Transfer & Trust Company, LLC is the registrar and transfer agent for our common stock.

LEGAL MATTERS
The validity of the issuance of the securities offered hereby will be passed upon by our counsel, di Santo Law PLLC. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York.
EXPERTS
The consolidated financial statements of Riley Exploration (f/k/a Tengasco, Inc.) as of December 31, 2020 and 2019 and for the years then ended incorporated by reference in this prospectus supplement have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion), which is incorporated by reference herein. Such consolidated financial statements have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.
The information incorporated by reference in this prospectus supplement regarding estimated quantities of reserves of Tengasco, Inc., the future net revenues from those reserves and their present value as of December 31, 2020 is based on the reserve reports prepared by LaRoche Petroleum Consultants, Ltd, Tengasco, Inc.’s independent petroleum engineers. These estimates are incorporated by reference in this prospectus supplement in reliance upon the authority of such firm as an expert in these matters.
The consolidated financial statements of Riley Exploration – Permian, LLC as of September 30, 2020 and 2019 and for each of the three years in the period ended September 30, 2020 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The information incorporated by reference in this prospectus supplement regarding estimated quantities of reserves of Riley Exploration Permian, LLC, the future net revenues from those reserves and their present value as of September 30, 2020 is based on the reserve reports prepared by Netherland, Sewell & Associates, Inc., Riley Exploration Permian, LLC’s independent petroleum engineers. These estimates are incorporated by reference in this prospectus supplement in reliance upon the authority of such firm as an expert in these matters.

Prospectus

PROSPECTUS
$250,000,000

Common Stock
Preferred Stock
Riley Exploration Permian, Inc. (the “Company”) and the selling stockholders named in this prospectus may offer up to an aggregate of $250,000,000 of our common stock, par value $0.001 (the “common stock”) and our preferred stock, par value $0.0001 (the “preferred stock,” together with our common stock, our “securities”) from time to time at prices and on terms to be determined at or prior to the time of such offering.
The selling stockholders named in this prospectus and any other selling stockholder that may be identified in any applicable prospectus supplement (the “selling stockholders”) are offering up to 16,721,922 shares of common stock, of the Company issued to the selling stockholders at the closing of the merger (defined below). All of these shares of common stock are being sold by the selling stockholders named in this prospectus, or their respective transferees, pledgees, donees or successors-in-interest. The selling stockholders will receive all proceeds from the sale of the shares of common stock being offered by the selling stockholders in this prospectus. We will not receive any proceeds from the sale of shares by the selling stockholders. We are required to pay certain offering fees and expenses in connection with the registration of the selling stockholders’ securities and to indemnify the selling stockholders against certain liabilities. For more information related to the selling stockholders, please read “Selling Stockholders.”
The securities may be offered and sold directly by us or by the selling stockholders through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these securities. The specific terms of any securities and the specific manner in which we or our selling stockholders will offer them will be included in a supplement to this prospectus relating to that offering.
We encourage you to carefully read this prospectus and any applicable prospectus supplement before you invest in our securities. We also encourage you to read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information on us and for our financial statements. This prospectus may not be used to consummate sales of our securities unless accompanied by a prospectus supplement.
Our common stock is traded on the NYSE American under the symbol “REPX.” On April 7, 2021, the last reported sales price of our common stock was $25.31 per share. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.
The securities offered in this prospectus involve risks. You should carefully consider the risks associated with any investment in our securities that are described in the applicable prospectus supplement and contained in our filings with the SEC as described in “Risk Factors” on page 3 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 12, 2021

i

ABOUT THIS PROSPECTUS
Unless the context requires otherwise, references in this prospectus to “Riley Exploration Permian, Inc.,” the “Company,” the “Registrant,” “we,” “us,” “our” and similar terms refer to Riley Exploration Permian, Inc. and its consolidated subsidiaries.
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell the securities described in this prospectus in one or more offerings or resales. In addition, the selling stockholders to be named in a prospectus supplement may sell shares of our common stock from time to time. This prospectus provides a general description of the securities. Each time we or any of the selling stockholders sell any of the securities described herein, we or the selling stockholders may provide a prospectus supplement that will contain specific information about the terms of that offering and may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. Please carefully read this prospectus, any applicable prospectus supplement and any free-writing prospectus that we authorize to be distributed to you and any information incorporated by reference into the foregoing, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” before buying any of the securities offered under this prospectus.
You should rely only on the information contained in this prospectus and in any relevant prospectus supplement or free writing prospectus, including any information incorporated herein or therein by reference. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus, any accompanying prospectus supplement, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on its front cover. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of such documents. Neither this prospectus nor any prospectus supplement or free writing prospectus constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate, nor does this prospectus or a prospectus supplement or free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

ABOUT RILEY EXPLORATION PERMIAN, INC.
Overview
We are a capital efficient, independent oil and natural gas company focused on steadily growing its reserves, production and cash flow through the acquisition, exploration, development and production of oil, natural gas, and natural gas liquids, or NGLs, reserves primarily in the Permian Basin. Our objective is to maximize shareholder returns by generating stable free cash flow through steady oil-weighted production growth and industry-leading operating margins.
Our focus is building a premier exploration, development and production company, focusing on opportunities (i) with favorable reservoir and geological characteristics primarily for oil development, (ii) that offer large contiguous acreage positions with significant untapped potential in terms of ultimate recoverable reserves, and (iii) with a high degree of operational control, which allows us to execute its development plan based on projected well performance and commodity price forecasts in order to attempt to grow our cash flow and generate significant equity returns from our capital program. We believe these characteristics enhance its horizontal production capabilities, recoveries and commercial outcomes, which enables us to return capital to our stockholders.
By the nature of our conventional assets’ low-decline profile, we are able to maintain production with minimal capital spend. This allows us to adapt to the market environment more ably and maximize efficient use of capital. Free cash flow generated in excess of maintenance capital expenditures provides us optionality to (i) manage production growth prudently; (ii) maintain our quarterly cash dividend; and (iii) grow both production and cash dividend per share. The amount of dividends we are able to pay in any quarter may be limited by Delaware General Corporation Law and the operating and financial restrictions and covenants in our credit facility.
Our principal executive offices are located at 29 E. Reno Avenue, Suite 500, Oklahoma City, OK 73104, and our telephone number is (405) 415-8699. Our web site can be found at www.rileypermian.com. The information on our web site is not part of this prospectus. We have included our web site address as a factual reference and do not intend it to be an active link to our website.
The Merger
On February 26, 2021 (the “Closing Date”), Riley Exploration Permian, Inc., a Delaware corporation (f/k/a Tengasco, Inc. (“Tengasco”)), consummated the previously announced merger pursuant to that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of October 21, 2020, by and among Tengasco, Antman Sub, LLC, a newly formed Delaware limited liability company and wholly owned subsidiary of Tengasco (“Merger Sub”), and Riley Exploration – Permian, LLC (“REP, LLC”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 20, 2021, by and among Tengasco, Merger Sub and REP, LLC. Pursuant to the terms of the Merger Agreement, a business combination between the Registrant and REP, LLC was effected through the merger of Merger Sub with and into REP, LLC, with REP, LLC surviving as the surviving company and as a wholly-owned subsidiary of the Registrant (collectively, with the other transactions described in the Merger Agreement, the “merger”). On the Closing Date, the Registrant changed its name from Tengasco, Inc. to Riley Exploration Permian, Inc. Our organizational structure includes wholly-owned consolidated subsidiaries through which our operations are conducted, including without limitation, REP, LLC and Riley Permian Operating Company, LLC.

RISK FACTORS
Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth under the caption “Risk Factors” in any applicable prospectus supplement, as well as information included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, as incorporated herein by reference. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus and the documents incorporated by reference herein may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. The words and phrases “should”, “could”, “may”, “will”, “believe”, “plan”, “intend”, “expect”, “potential”, “possible”, “anticipate”, “estimate”, “forecast”, “view”, “efforts”, “goal” and similar expressions identify forward-looking statements and express our expectations about future events. Although we believe the expectations reflected in such forward-looking statements are reasonable, such expectations may not occur. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in the section entitled “Risk Factors” included herein (or to be included in any prospectus supplement) and in our 2020 Annual Report on Form 10-K, and those factors summarized below, as well as similar information incorporated by reference herein:
•	fluctuations in the price we receive for our oil, gas, and NGL production, including local market price differentials;
•
the impact of the COVID-19 pandemic, including reduced demand for oil and natural gas, economic slowdown, governmental and societal actions taken in response to the COVID-19 pandemic, and stay-at-home orders or illness that may cause interruptions to our operations;

•
cost and availability of gathering, pipeline, refining, transportation and other midstream and downstream activities and our ability to sell oil, gas, and NGLs, which may be negatively impacted by the COVID-19 pandemic;

•	severe weather and other risks and lead to a lack of any available markets;
•	risks related to our recently completed merger, including challenges associated with integrating operations and diversion of management’s attention to merger-related issues;
•	our ability to successfully complete mergers, acquisitions and divestitures;
•	risks relating to our operations, including development drilling and testing results and performance of acquired properties and newly drilled wells;
•	any reduction in our borrowing base from time to time and our ability to repay any excess borrowings as a result of such reduction;
•	the impact of our derivative instruments and hedging activities;
•	continuing compliance with the financial covenant contained in our amended and restated credit agreement;
•	the loss of certain federal income tax deductions;
•	risks associated with executing our business strategy, including any changes in our strategy;
•	inability to prove up undeveloped acreage and maintaining production on leases;
•	risks associated with concentration of operations in one major geographic area;
•	deviations from our forecasts and budgets, including our 2021 capital expenditure budget;
•	the ability of the members of the Organization of Petroleum Exporting Countries (“OPEC”) and other oil exporting nations to agree to, adhere to and maintain oil price and production controls;
•
legislative or regulatory changes, including initiatives related to hydraulic fracturing, emissions, and disposal of produced water, which may be negatively impacted by the recent change in Presidential administration or legislatures;

•
the ability to receive drilling and other permits or approvals and rights-of-way in a timely manner (or at all), which may be negatively impacted by the impact of COVID-19 restrictions on regulatory employees who process and approve permits, other approvals and rights-of-way and which may be restricted by new Presidential and Secretarial orders and regulation and legislation;

•	risks related to litigation; and
•	cybersecurity threats, technology system failures and data security issues.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements, and other information with the SEC. The SEC maintains a web site, located at www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically. You may also inspect our SEC records at our website at www.rileypermian.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of this prospectus or any other report or document we file with or furnish to the SEC.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update and may replace information in this prospectus and information previously deemed to be “filed” with the SEC.
The documents listed below and any future filings made by Riley Exploration Permian, Inc. with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding those furnished to the SEC on Form 8-K), including all such documents we may file with the SEC after the date of the initial registration and prior to the effectiveness of the registration statement, are incorporated by reference in this prospectus, until the termination of each offering under this prospectus:
1.
The description of Registrant’s securities contained in the Registration Statement on Form 10-SB filed August 8, 1997 (File No. 000-29386) and any amendment or report filed with the Commission for the purpose of updating such description;

2.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 29, 2021;
3.
Current Reports on Form 8-K, as filed with the SEC on January 22, 2021, February 16, 2021, February 18, 2021, February 25, 2021, March 4, 2021, March 4, 2021, March 5, 2021, March 15, 2021 and April 7, 2021; and

4.	All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in 3 above.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to us at the following address: Riley Exploration Permian, Inc., 29 E. Reno Avenue, Suite 500, Oklahoma City, OK 73104, Attn: Philip Riley.

USE OF PROCEEDS
Unless specified otherwise in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and any accompanying prospectus supplement for general corporate purposes, which may include, among other things:
•	funding working capital requirements;
•	capital expenditures;
•	repayment or refinancing of indebtedness;
•	strategic acquisitions;
•	general corporate purposes; and
•	repurchases and redemptions of securities.
Pending the application of such proceeds, we may invest the proceeds in short-term marketable securities or money market obligations.
The actual application of proceeds from the sale of any particular offering of our securities using this prospectus will be determined at the time of such offering and will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon, among other factors, our funding requirements and the availability and cost of other funds.
We will not receive any proceeds from the sale by selling stockholders of our common stock. We are required to pay certain offering fees and expenses in connection with the registration of the selling stockholders’ securities and to indemnify the selling stockholders against certain liabilities.

SELLING STOCKHOLDERS
This prospectus covers the offering for resale from time to time of up to 16,721,922 shares of our common stock owned by the selling stockholders listed in the third column of the “Selling Stockholders” table below. In connection with the consummation of our merger, we assumed the obligation to register these shares pursuant to the second amended and restated registration rights agreement dated as of October 7, 2020 (the “Registration Rights Agreement”). We are fulfilling the registration rights granted under the Registration Rights agreement by registering the 16,721,922 shares of our common stock covered by this prospectus. Throughout this prospectus, when we refer to the selling stockholders in this prospectus we are referring to the holders of registration rights under the Registration Rights Agreement and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part. See “Description of Capital Stock - Registration Rights” for additional information regarding the Registration Rights Agreement. The selling stockholders will have the right to sell, resell or otherwise dispose of the portion of their shares registered hereunder in a manner contemplated by “Plan of Distribution” in this prospectus (as amended or supplemented).
We may supplement this prospectus from time to time in the future to update or change this list of selling stockholders and the number of shares of common stock that may be offered and sold by them. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the selling stockholders.
We will bear all costs, fees and expenses incurred in connection with the registration of the common stock offered by this prospectus, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of the common stock, which will be borne by the selling stockholders.
The information contained in the table below in respect of the selling stockholders (including the number of shares of common stock beneficially owned and the number of shares of common stock offered) has been obtained from the selling stockholders and has not been independently verified by us.
The information set forth in the following table regarding the beneficial ownership after resale of the shares of common stock is based upon the assumption that the selling stockholders will sell all of the shares of common stock beneficially owned by them that are covered by this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of common stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them. Except as described in the footnotes to the following table, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of common stock in this table does not constitute an admission of beneficial ownership for the person named below.
	Shares of Common Stock beneficially owned prior to the offering		Shares of Common Stock to Be Offered	Shares of Common Stock beneficially owned after the offering
Selling Stockholder	Number	Percentage(2)	Number(3)	Number	Percentage(2)
Riley Exploration Group, LLC(4)	4,677,410	25.95%	4,677,410	—	—
Yorktown Energy Partners IX, LP(5)	1,784,113	9.90%	1,784,113	—	—
Boomer Petroleum, LLC(6)	3,537,404	19.63%	3,537,404	—	—
Dernick Encore, LLC	634,672	3.52%	634,672	—	—
Bluescape Riley Exploration Holdings, LLC(7)	5,221,767	28.98%	5,221,767	—	—
Stephen Harry Dernick Trust	241,977	1.34%	241,977	—	—
David Dwight Dernick Trust	241,977	1.34%	241,977	—	—
Bobby D. Riley(1)(8)	287,673	1.60%	137,247	—	—
Dennis W. Bartoskwitz	33,378	*	33,378	—	—
Alan C. Buckner	18,511	*	18,511	—	—
Robert Gary Dernick Trust	14,079	*	14,079	—	—
Christopher M. Bearrow	688	*	688	—	—
Kevin Riley(1)(9)	167,164	*	77,134	—	—
James J. Doherty, Jr.(1)(10)	85,372	*	65,767	—	—
Jeffrey Gutman(11)	25,443	*	25,443	—	—
Corey Riley(1)(12)	57,380	*	6,941	—	—
Michael Palmer(1)(13)	20,392	*	3,414	—	—
	17,049,400		16,721,922
*	Represents less than 1%.
(1)	Includes shares of restricted common stock issued pursuant to the Riley Exploration Permian, Inc. 2021 Long Term Incentive Plan that are subject to vesting and certain other restrictions.
(2)
Percentage of beneficial ownership is based upon 18,021,522 shares of common stock outstanding as of April 7, 2021, which includes 239,158 shares of restricted stock. Because the selling stockholders are not obligated to sell any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number or percentage of shares of our common stock that will be held by the selling stockholders upon completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3)
Represents the number of shares being registered on behalf of the selling stockholder pursuant to this registration statement, which may be less than the total number of shares beneficially owned by such selling stockholder.

(4)
Certain investment funds managed by Yorktown Partners own an aggregate of approximately 94% of Riley Exploration Group, LLC. The address of Riley Exploration Group, LLC is 29 E. Reno, Suite 500, Oklahoma City, Oklahoma 73104.

(5)
Yorktown XI Company LP is the sole general partner of Yorktown Energy Partners XI, L.P. Yorktown XI Associates LLC is the sole general partner of Yorktown XI Company LP. The managers of Yorktown XI Associates LLC, who act by majority approval, are Bryan H. Lawrence, one of the Company’s directors, W. Howard Keenan, Jr., Peter A. Leidel, Tomás R. LaCosta, Robert A. Signorino, Bryan R. Lawrence and James C. Crain. As a result, Yorktown XI Associates LLC may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the Company common stock owned by Yorktown Energy Partners XI, L.P. Yorktown XI Company LP and Yorktown XI Associates LLC disclaim beneficial ownership of the Company common stock held by Yorktown Energy Partners XI, L.P. in excess of their pecuniary interest therein. The managers of Yorktown XI Associates LLC disclaim beneficial ownership of the Company common stock to be held by Yorktown Energy Partners XI, L.P. The address of such funds is 410 Park Avenue, 19th Floor, New York, New York 10022.

(6)
Boomer Petroleum, LLC is a Delaware limited liability company that is owned 50% by Texel Resources Inc., a Canadian corporation, and 50% by Balmon California, Inc., a California corporation. The President of Boomer Petroleum, LLC is Alvin Libin, a former director of Riley Exploration Group, LLC. The address of Boomer Petroleum, LLC is 3200 255 5th Avenue SW, Calgary, Alberta, Canada T2P 3G6.
(7)
Bluescape Riley Exploration Holdings LLC is a Delaware limited liability company and beneficially owns Company common stock. Philip Riley, currently the Company’s Executive Vice President - Strategy and formerly a director of REP, LLC, was also an investment manager for Bluescape Riley Exploration Holdings LLC. The address Bluescape Riley Exploration Holdings LLC and mailing address of each listed beneficial owner is 200 Crescent Court, Suite 1900, Dallas, Texas 75201.

(8)	Bobby D. Riley, the Company’s current Chairman of the Board and Chief Executive Officers, has sole voting and investment power over the shares.
(9)	Kevin Riley, the Company’s current President, has sole voting and investment power over the shares.
(10)	James J. Doherty, Jr., formerly the Company’s Executive Vice President – Engineering, has sole voting and investment power over the shares.
(11)	Jeffrey Gutman, formerly the Company’s Chief Financial Officer, has sole voting and investment power over the shares.
(12)	Corey Riley, the Company’s current Executive Vice President – Business Intelligence, has sole voting and investment power over the shares.
(13)	Michael Palmer, the Company’s current Executive Vice President – Land, has sole voting and investment power over the shares.
Each time a selling shareholder sells any securities offered by this prospectus, such selling shareholder is required to provide you with this prospectus and, to the extent not described in this prospectus, a related prospectus supplement containing specific information about such selling shareholder and the terms of securities being offered in the manner required by the Securities Act. The prospectus supplement, if required, will set forth the following information with respect to the applicable selling shareholder:
•	the name of the applicable selling shareholder;
•	the nature of any position, office or other material relationship that such selling shareholder has had within the last three years with us, our predecessors or any of our affiliates;
•	the number of shares of common stock owned by such selling shareholder prior to the offering;
•	the amount of common stock to be offered for such selling unitholder’s account; and
•	the amount and (if one percent or more) the percentage of common stock to be beneficially owned by such selling shareholder after the completion of the offering.
No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time the applicable selling shareholder offers or sells common stock. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

PLAN OF DISTRIBUTION
We may use this prospectus and any accompanying prospectus supplement to sell our securities from time to time as follows:
•	directly to purchasers;
•	through agents;
•	through underwriters;
•	through dealers; and
•	through a combination of any of these methods or any other method permitted by applicable law.
We, or agents designated by us, may directly solicit, from time to time, offers to purchase our securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of our securities and describe any commissions payable by us to these agents in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.
If we utilize any underwriters in the sale of our securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the applicable prospectus supplement, which will be used by the underwriters to make resales of our securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.
If we utilize a dealer in the sale of our securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.
Agents could make sales in privately negotiated transactions and/or by any other method permitted by law, including sales deemed to be “at-the-market” offerings as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE American, the existing trading market for our securities, or sales made to or through a market maker other than on an exchange.
To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis.
During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our securities. The terms of each such agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.
The place and time of delivery for our securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement.

Sales by Selling Stockholders
This prospectus may also be used by selling shareholders that will in the future be identified in an applicable prospectus supplement in connection with resales, from time to time in one or more offerings, of our common stock held by such selling stockholders as described in the applicable prospectus supplement. The applicable prospectus supplement will identify such selling stockholders, the terms of offering of common stock and any material relationships we have with the selling stockholders. The selling stockholders may include certain of our affiliates. Selling stockholders may be deemed to be underwriters under the Securities Act in connection with our common stock they resell and any profits on such sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise provided in an applicable prospectus supplement, the selling stockholders will receive all the proceeds from the sale of their common stock. We may pay all expenses incurred with respect to the registration of the common stock owned by such other selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK
The following is a description of our capital stock and a summary of the rights of our stockholders. This description and summary is not complete, and you should also refer to our first amended and restated certificate of incorporation (“certificate of incorporation”) and second amended and restated bylaws (“bylaws”), which are incorporated by reference in and to this prospectus.
General
The Company’s authorized capital stock consists of an aggregate of 265 million (265,000,000) shares, including:
•	240 million (240,000,000) shares of common stock, par value $.001 per share; and
•	25 million (25,000,000) shares of preferred stock, par value $.0001 per share.
As of April 7, 2021, there were 18,021,521 shares of common stock outstanding and no shares of preferred stock outstanding.
Common Stock
Except as provided by law or in a preferred stock designation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, will have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the Delaware General Corporation Law (“DGCL”). Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable.
The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets in proportion to the shares of common stock held by them that are remaining after payment or provision for payment of all of our debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.
Preferred Stock
Our certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, covering up to an aggregate of 25,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.
This summary of the undesignated preferred stock discusses terms and conditions that we expect may apply to any series of the preferred stock that may be offered under this prospectus. The applicable prospectus supplement will describe the particular terms of each series of preferred stock actually offered. If indicated in the prospectus supplement, the terms of any series may differ from the terms described below.

We expect the prospectus supplement for any preferred stock that we actually offer pursuant to this prospectus to include some or all of the following terms:
•	the designation of the series of preferred stock;
•	the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;
•
the dividend rate or rates of the shares, the method or methods of calculating the dividend rate or rates, the dates on which dividends, if declared, will be payable, and whether or not the dividends are to be cumulative and, if cumulative, the circumstances in which dividends shall be cumulative;

•	the amounts payable on shares of the preferred stock in the event of our voluntary or involuntary liquidation, dissolution or winding up;
•	the redemption rights and price or prices, if any, for the shares of preferred stock;
•	the terms, and the amount, of any sinking fund or analogous fund providing for the purchase or redemption of the shares of preferred stock;
•	any restrictions on our ability to make payments on any of our capital stock if dividend or other payments are not made on the preferred stock;
•	any voting rights granted to the holders of the shares of preferred stock in addition to those required by Delaware law or our certificate of incorporation;
•
whether the shares of preferred stock will be convertible into shares of our common stock or any other class of our capital stock, and, if convertible, the conversion price or prices, and any adjustment or other terms and conditions upon which the conversion shall be made;

•	any other rights, preferences, restrictions, limitations or conditions relative to the shares of preferred stock permitted by Delaware law or our certificate of incorporation;
•	any listing of the preferred stock on any securities exchange; and
•	the federal income tax considerations applicable to the preferred stock.
Subject to our certificate of incorporation and to any limitations imposed by any then outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with such powers, preferences, rights and qualifications, limitations or restrictions as our board of directors determines, and without further action of the stockholders, including holders of our then outstanding preferred stock, if any.
Registration Rights
In connection with our merger, we have assumed the obligations under REP, LLC’s second amended and restated registration rights agreement (the “Registration Rights Agreement”) executed by and among REP, LLC and its former members. See “Selling Stockholders” above for further information. The Registration Rights Agreement provides for customary rights for these parties to demand that the Company file a resale shelf registration statement and certain piggyback rights with respect to registrable securities held by such parties. These registrable securities include the Company’s common stock that was issued to these stockholders in the merger. Pursuant to the terms of the Registration Rights Agreement, 16,721,922 shares of our common stock are registrable under the Registration Rights Agreement.
Subject to certain limitations described below, the Company has agreed no later than 60 days following the merger to prepare and file a registration statement registering the offer and sale of the selling stockholders’ registrable securities. Subject to certain limitations in the Registration Rights Agreement, parties to the agreement holding more than 15% of the then-currently registrable securities under the agreement can require the Company to participate in a firm underwritten resale of the securities; provided that the Company will not be obligated to participate in more than two such underwritten resales per year.

Subject to certain exceptions, if at any time the Company proposes to register an offering of equity securities or conduct an underwritten offering, whether or not for its own account, then the Company must notify the stockholders that are a party to the Registration Rights Agreement of such proposal to allow them to include a specified number of their registrable securities in that registration statement or underwritten offering, as applicable.
These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and the Company’s right to suspend use of a prospectus under a registration statement under certain circumstances, including if the Company is pursuing a bona fide material acquisition, merger, reorganization, disposition or other similar transaction and the Company’s board of managers determines in good faith that the Company’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the registration statement (and such disclosure is then-required therein by applicable law, rule or regulation to permit offers and sales thereunder), the Company has experienced some other material non-public event the disclosure of which in the registration statement at such time, in the good faith judgment of the Company’s board, would materially and adversely affect the combined company (and such disclosure therein is then-required by applicable law, rule or regulation to permit offers and sales thereunder), or the combined company’s board shall have determined in good faith, upon the advice of counsel, that it is required by law, rule or regulation to file a post-effective amendment to such registration statement to reflect certain updated information of the type described in the Registration Rights Agreement. The Registration Rights Agreement provides certain time limitations on how long such delays may be implemented. The Company will generally pay all registration expenses in connection with its obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective.
Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law
Some provisions of Delaware law contain, and our certificate of incorporation and our bylaws contain, provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Law
Section 203 of the DGCL prohibits a Delaware corporation, including those whose securities are listed for trading on the NYSE American, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:
•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

We have elected to not be subject to the provisions of Section 203 of the DGCL in our certificate of incorporation.

Our Certificate of Incorporation and Our Bylaws
Provisions of our certificate of incorporation and our bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our securities.
Among other things, our certificate of incorporation and bylaws include the following provisions:
•
establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders.

These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws will specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;
•
provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;
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provide that, at any time after (i) certain investment funds managed by Yorktown Partners LLC (“Yorktown”), (ii) Boomer Petroleum, LLC (“Boomer”), (iii) Bluescape Riley Exploration Acquisition, LLC (“BREA”), (iv) Bluescape Riley Exploration Holdings, LLC (“BREH” and together with BREA, “Bluescape”), and their respective affiliates, no longer collectively beneficially own more than 50% of the outstanding shares of our common stock, all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors;

•	provide that our bylaws can be amended by the board of directors;
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provide that, at any time after Yorktown, Boomer, Bluescape and their respective affiliates no longer collectively beneficially own more than 50% of the outstanding shares of our common stock, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series (prior to such time, such actions may be taken without a meeting by written consent of holders of common stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting);

•
provide that, at any time after Yorktown, Boomer, Bluescape and their respective affiliates no longer collectively beneficially own more than 50% of the outstanding shares of our common stock, our certificate of incorporation and bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our then outstanding common stock (prior to such time, our certificate of incorporation and bylaws may be amended by the affirmative vote of the holders of a majority of our then outstanding common stock);

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provide that we renounce any interest in existing and future investments in other entities by, or the business opportunities of, Yorktown, Boomer, Bluescape, or any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than our directors that are presented business opportunities in their capacity as our directors) and that they have no obligation to offer us those investments or opportunities;

•
provide that, at any time after Yorktown, Boomer, Bluescape, and their respective affiliates, no longer collectively beneficially own more than 50% of the outstanding shares of our common stock, special meetings of our stockholders may only be called by the board of directors, the chief executive officer, the chairman of the board, or the board (prior to such time, a special meeting may also be called at the request of stockholders holding a majority of the outstanding stock entitled to vote); and

•
provide that, at any time after Yorktown, Boomer, Bluescape, and their respective affiliates, no longer collectively beneficially own more than 50% of the outstanding shares of our common stock, the affirmative vote of the holders of at least two-thirds of the voting power of all then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to remove any or all of the directors from office and such removal may only be for cause (prior to such time, directors may be removed either with or without cause by the affirmative vote of holders of a majority of our outstanding stock entitled to vote).

Forum Selection
Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:
•	any derivative action or proceeding brought on our behalf;
•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;
•	any action asserting a claim against us arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; or
•
any action asserting a claim against us that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our certificate of incorporation also provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for any stockholder to bring a complaint asserting a cause of action under the Securities Act or the Exchange Act.
Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our certificate of incorporation is inapplicable or unenforceable.
Listing
Our common stock is listed and traded on the NYSE American under the symbol “REPX.”
Transfer Agent and Registrar
The transfer agent and registrar for our securities is Continental Stock Transfer & Trust Company with a mailing address of 1 State Street, 30th Floor, New York, NY 10004-1561 and with a phone number of (212) 509-4000.

LEGAL MATTERS
In connection with particular offerings of our securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by di Santo Law PLLC and for any underwriters or agents by counsel named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Riley Exploration (f/k/a Tengasco, Inc.) as of December 31, 2020 and 2019 and for the years then ended incorporated by reference in this prospectus have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion), which is incorporated by reference herein. Such consolidated financial statements have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.
The information incorporated by reference in this prospectus regarding estimated quantities of reserves of TGC, the future net revenues from those reserves and their present value as of December 31, 2020 is based on the reserve reports prepared by LaRoche Petroleum Consultants, Ltd, or LaRoche, TGC’s independent petroleum engineers. These estimates are incorporated by reference in this prospectus in reliance upon the authority of such firm as an expert in these matters.
The consolidated financial statements of Riley Exploration – Permian, LLC as of September 30, 2020 and 2019 and for each of the three years in the period ended September 30, 2020 incorporated by reference in this Prospectus and in the Registration Statement have been incorporated in reliance on the report of BDO USA LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The information incorporated by reference in this prospectus regarding estimated quantities of reserves of Riley Exploration Permian, LLC, the future net revenues from those reserves and their present value as of September 30, 2020 is based on the reserve reports prepared by Netherland, Sewell & Associates, Inc., or NSAI, REP’s independent petroleum engineers. These estimates are incorporated by reference in this prospectus in reliance upon the authority of such firm as an expert in these matters.

1,666,667 Shares

Riley Exploration Permian, Inc.
Common Stock
Prospectus Supplement
Sole Book-Running Manager
Truist Securities
Lead Manager
Roth Capital Partners
Co-Manager
Seaport Global Securities
June 30, 2021